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                                                                    Exhibit 21.1

MKS International, Inc.
MKS Instruments Deutschland GmbH
MKS Instruments France S.A.
MKS Instruments Canada Ltd.
MKS Instruments, U.K. Limited
MKS East, Inc.
MKS Japan, Inc.
MKS Korea Co., Ltd.
MKS FSC, Inc.